Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the Third Quarter of 2007

CAMBRIDGE, MA — November 1, 2007 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the detailed structural analysis of complex mixture drugs, today announced its financial results for the third quarter and nine  months ended September 30, 2007.

For the third quarter of 2007, the Company reported a net loss of $18.9 million, compared with a net loss of $12.0 million for the same period in 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $54.6 million compared with a net loss of $35.9 million in the same period in 2006. At September 30, 2007, the Company held cash, cash equivalents, and marketable securities of $141.3 million, compared with $191.3 million at December 31, 2006.

“This quarter we have made significant progress advancing our programs and strengthening our organization,” said Craig A. Wheeler, President and Chief Executive Officer.  “The approval and launch of M-Enoxaparin remains our highest priority.  We are continuing to advance the M-Enoxaparin ANDA and to prepare for commercialization.”

“In October, we initiated a Phase 2 study of the intravenous formulation of M118, our novel anticoagulant, designed to treat patients with stable coronary artery disease who are undergoing a planned percutaneous coronary intervention.   The top-line results of a Phase 1 study of the intraveneous formulation indicated that, in addition to being safe and well tolerated, M118 produced rapid, measurable dose-dependant increases in anticoagulant activity in a linear manner across all study cohorts.  We are encouraged by the progress in this program and believe that M118 has the potential to be an important new anticoagulant therapy,” Wheeler concluded.

Revenue for the third quarter of 2007 was $5.1 million, compared to $4.1 million for the third quarter of 2006. For the nine months ended September 30, 2007, revenue was $11.6 million, compared to $12.0 million in the same period of 2006. The revenue in both periods consisted of revenue earned from Sandoz, an affiliate of Novartis. The increase in third quarter revenue was due to an increase in reimbursable expenditures for M-Enoxaparin and to the amortization of an equity premium recorded in connection with the Company’s 2006 Sandoz collaboration.

Research and development expenses for the third quarter of 2007 were $19.5 million, compared to $10.7 million for the same period in 2006. For the nine months ended September 30, 2007, research and development expenses were $50.3 million, compared to $33.6 million in the comparable period in 2006. The increase in research and development expenses was primarily due to the increased clinical costs of M118, increased manufacturing costs in our M356 and M-Enoxaparin programs, increased headcount-related expenses and increased lab and facilities expenses.

General and administrative expenses for the third quarter of 2007 totaled $6.3 million, compared with $7.2 million for the same period in 2006. For the nine months ended September 30, 2007, general and administrative expenses were $22.0 million, compared to $19.3 million in the same period of 2006. The decrease in general and administrative expenses in the third quarter of 2007 was primarily due to decreased professional fees and license fees, offset by an increase in stock-based compensation.

At September 30, 2007, the Company held cash and marketable securities of $141.3 million. The Company continues to project that its cash burn for the full year 2007 will total approximately $60 million and that its cash and marketable securities will total approximately $132 million as of December 31, 2007.

Conference Call Information

Management will host a conference call on Thursday November 1, 2007 at 10:00 am EDT to provide an update on the Company and discuss third quarter results. To access the call, please dial (888) 224-1075 (domestic) or (913) 312-0707 (international) prior to the scheduled conference call time and provide the access code 4377246. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through November 8, 2007. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and provide the access code 4377246.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through December 1, 2007.

About M118

M118 is a novel drug candidate that has been, through Momenta’s proprietary technology, rationally engineered to provide anticoagulant therapy to patients with ACS. M118 is designed to interact at multiple points in the coagulation cascade by selectively binding to anti-thrombin III and thrombin, two critical factors in the formation of clots. In preclinical and Phase 1 studies, data have shown that M118 is a potent inhibitor of multiple factors in the blood that lead to clot formation, its effects can be reversed or neutralized and its activity can be monitored. An anticoagulant possessing these properties has the potential to satisfy a currently unmet medical need within the ACS patient population.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. The Company’s most advanced product candidate, M-Enoxaparin, is designed to be a technology-enabled generic version of Lovenox®. Momenta’s first novel drug candidate is M118, a rationally engineered anticoagulant specifically designed for acute coronary syndromes. Through its discovery program, the Company is seeking to discover and develop novel therapeutics by applying its technology to better understand sugars’ functions in biological processes, with an initial focus in oncology. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and other results of operations, including the third quarter ended September 30, 2007, current and future development efforts and commercialization efforts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006

Assets
Cash and marketable securities	$141,312	$191,265
Restricted cash	4,685	4,685
Other assets	31,542	20,435
Total assets	$177,539	$216,385
Liabilities and Stockholders’ Equity
Current liabilities	$19,234	$12,762
Other liabilities	19,706	21,032
Stockholders’ equity	138,599	182,591
Total liabilities and stockholders’ equity	$177,539	$216,385

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations (in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Collaboration revenue	$5,145	$4,058	$11,563	$11,962
Operating expenses:
Research and development*	19,547	10,684	50,307	33,600
General and administrative*	6,255	7,210	21,964	19,271
Total operating expenses	25,802	17,894	72,271	52,871
Loss from operations	(20,657)	(13,836)	(60,708)	(40,909)
Other income, net	1,789	1,821	6,117	4,979
Net loss	$(18,868)	$(12,015)	$(54,591)	$(35,930)
Basic and diluted net loss per share	$(0.53)	$(0.37)	$(1.53)	$(1.15)
Shares used in computing basic and diluted net loss per share	35,664	32,334	35,621	31,292

*Includes stock-based compensation of the following:
Research and development	$1,041	$934	$3,558	$3,078
General and administrative	$1,644	$1,105	$6,080	$4,361

Contact:

Rick Shea

Chief Financial Officer

Momenta Pharmaceuticals, Inc.

617-395-5131